For immediate release

                         Global Green, Inc. Strengthens
               Board of Directors and Management Team and Receives
       Advance in Funds from Chairman and CEO to Support Company's Growth
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             Latest initiatives to support corporate growth strategy


Tallahassee, Fla - January 16, 2013 - Global Green, Inc. (OTCBB:GOGC) today announced that Konky Sotomayor, DVM, the developer of Salmogenics, has been appointed to the Board of Directors and to the position within the Company of Chief Scientist and Vice President - R&D.

Global Green also announced that Dr. Mehran Ghazvini, Chairman and CEO, has advanced the Company $300,000 to support the Company's growth. This amount will be paid back to Dr. Ghazvini at a future date in preferred shares, cash or a combination of both.
Dr. Sotomayor graduated with honors as a Doctor in Veterinary Medicine and Zootechny in the Veterinary Medicine Faculty from the State University of Guayaquil in Ecuador. He attended the prestigious Lantanisbruk Universitet in Uppsala, Sweden, renowned for their International Science Program. The program assists countries in strengthening their domestic research capacity within the chemical, physical and the mathematical sciences. Dr. Sotomayor has worked in private laboratory-managing research and development positions since 1979 including being a principal of Nutritional Health Institute Laboratories, LLC ("NHIL"). NHIL is Global Green's research affiliate and majority shareholder. He has extensive experience in isolation of infectious disease agents and manufacturing of the corresponding vaccines.

Dr. Ghazvini stated, "Dr. Sotomayor, the developer of the Salmogenics, the Company`s patented Salmonella vaccine, is a perfect addition to our Board of Directors. His character, strong background and an extensive track record in animal infectious disease research and laboratory diagnostics makes him an important asset. As we execute our core strategy and work to build a pipeline of high value drug discovery and development programs to deliver tangible results, Dr. Sotomayor's leadership as Chief Scientist and VP - R&D will be critical."

The Salmogenics vaccine is in its last stages of testing and trials before the final United States Department of Agriculture/Food Safety and Inspection Service ("USDA") approval for its commercial application.


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Global Green,  Inc. is a green  pharmaceutical  company committed to identifying technology platforms and commercializing products that contain natural organisms
that  are  not  genetically  modified,   utilizing   pharmaceutical   standards.
Salmogenics, the Company's flagship product, was developed by Nutritional Health Institute Laboratories, LLC, research affiliate and majority shareholder. The vaccine is currently in the final stage of the USDA approval process. For more information, visit www.globalgreeninc.org.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Pam Lagano
plagano@globalgreeninc.org
727.480.3082